Exhibit 99.1

NEWS RELEASE

Contacts:	BIO-key International, Inc.
Mike DePasquale, CEO
732-359-1111

DRG&E
Gus Okwu, Managing Director
203-752-0446

BIO-key® Reports Fourth Quarter and Year-end 2006 Results

Wall, NJ - March 5, 2007 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2006.

Total revenue for the three months ended December 31, 2006 increased 19.1% to $4.0 million from $3.4 million reported in the restated financial statements for the corresponding period in 2005.  The increase in revenues in the fourth quarter of 2006, compared to the corresponding period in 2005, was driven by an increase in license fees and other revenue.  Gross profit for the fourth quarter of 2006 increased 16.3% to $3.0 million from $2.6 million reported for the corresponding period in 2005.  BIO-key’s gross margin for the fourth quarter of 2006 was 74.1% compared to 75.9% for the corresponding period in 2005.  The reduction in gross margin in the fourth quarter of 2006 was primarily due to higher cost of services. Gross margin for the twelve months ended December 31, 2006 improved to 77.6% compared to 73% for the previous year. Operating expenses for the fourth quarter of 2006 decreased 4.2% to $4.1 million from $4.3 million reported for the fourth quarter of 2005.  BIO-key’s operating loss improved in the fourth quarter of 2006 to $1.2 million compared to an operating loss of $1.8 million in the corresponding period in 2005.

Net income was $21 thousand for the fourth quarter ended December 31, 2006 compared to a net loss of $2.3 million for the corresponding period in 2005.  The fourth quarter 2006 net loss per fully diluted share was $(0.01) compared to a net loss per fully diluted share of $(0.05) for the corresponding period in 2005. Earnings per share in the fourth quarter of 2006 was negatively impacted by charges relating to the Company’s preferred stock, which included the accretion of accumulated dividends and the amortization of discounts and stock issuance costs.  These charges reduced BIO-key’s net income available to common stockholders, which is used in the calculation of earnings per share.

The increase in 2006 fourth quarter revenue was driven primarily by an increase in license fees and other revenue, strong maintenance revenue and an expansion in the range of services - specifically, deployments of additional BIO-key software - being provided to existing customers.  Gross profit during the fourth quarter of 2006 increased from the corresponding period in 2005 as the Company continued to generate a larger portion of license related revenues.  As a result, license fees and other revenue grew to 36.4% of total revenues in the fourth quarter of 2006 compared to 24.5% in the corresponding period in 2005. Operating expenses declined during the fourth quarter primarily due to management’s continued focus on cost reduction programs initiated during 2005.

 “We believe 2006 was a telling year for BIO-key as we delivered consistency in our results led by sequential and year-over-year revenue growth supplemented by ongoing cost control,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “We continued to add new business bookings during the fourth quarter highlighted by Montgomery County’s commitment - through our channel partner Northup Grumman - to our MobileCop™ software and Erie County’s commitment to FireRMS®.  The full year’s results included five new customer commitments in excess of $200,000 with two - Washington/Chisago County (Minnesota) and Onandaga County (New York) - in excess of $500,000 and one biometric commitment, the Association of American Medical Colleges, in excess of $350,000. Additionally, we continued to deepen our customer relationships through existing customers’ interest in expanding their service to new synergistic offerings, as shown by the police departments of Baltimore, Washington D.C., North Las Vegas and the Chisago County Sheriff’s Office.  Each of these agencies either extended or expanded their commitments to include MobileCop or PocketCop applications.”

Total revenue for the twelve months ended December 31, 2006 increased 6.8% to $15.2 million from $14.2 million reported for the corresponding period in 2005.  It should be noted that several one-time revenue adjustments related to a Pennsylvania State Police MobileCop contract were reflected in the second and third quarters of 2006.  Consequently, revenues in those quarters were positively impacted by $0.5 million in the second quarter and by $0.8 million in the third quarter.  Adjusting for those items results in sequential revenue growth for each quarter throughout the 2006 fiscal year.  Gross profit for the twelve months ended December 31, 2006 increased 13.6% to $11.8 million from $10.4 million reported for the corresponding period in 2005.  BIO-key’s gross margin for the fiscal year ended December 31, 2006 was 77.6% compared to 73% for the 2005 fiscal year.  Operating expenses for the twelve months ended December 31, 2006 decreased 9.9% to $16.8 million from $18.7 million reported for the corresponding period in 2005.  BIO-key’s operating loss improved in the 2006 fiscal year to $5 million compared to an operating loss of $8.3 million in the previous year.

Net loss was $11.1 million for the twelve months ended December 31, 2006 compared to a net loss of $3.7 million for the corresponding period in 2005.  However, the $11.1 million net loss amount includes $7.8 million relating to the early extinguishment of debt.  The net loss per fully diluted share for twelve months ended December 31, 2006 was $(0.24) compared to a net loss per fully diluted share of $(0.12) for the 2005 fiscal year.

Liquidity and Capital Resources

Consolidated cash and cash equivalents at December 31, 2006 was $0.6 million.

As previously announced, BIO-key completed several initiatives during the 2006 fiscal year highlighted by a restructuring of the balance sheet and an improvement in the Company’s liquidity.  These initiatives included the exchange of all of the Company’s subordinated notes for preferred equity.  BIO-key also converted a portion of its senior debt to common equity and deferred several payments until final maturity of the senior debt.  As a result, the Company’s debt obligations decreased from approximately $11 million to $4.8 million as of year-end December 31, 2006.  Another initiative completed during the year was a common equity raise that netted the Company $1.5 million.

DePasquale concluded, “We believe that we have stabilized our customer base over the last twelve to eighteen months by offering a wider range of compelling software and applications well suited for the first responder community.  In addition, we have also succeeded in implementing a focused and disciplined cost control policy that has improved our operating results.  However, we remain focused on identifying new products that effectively strengthen our ties with our customers, and enhancing the value of our currency.  We made great strides during the year towards achieving our goal of profitability in the future.  As mentioned previously, we take great pride in the fact that our existing investors confirmed their belief in the long-term strategy we have taken towards enhancing shareholder value by recommitting in the restructuring that was completed earlier in the year.  Consequently, we will continue to evaluate opportunities that will enable us to achieve our goals economically and accretively.”

Conference Call Details

BIO-key has scheduled a call for Monday, March 5th at 9:00 a.m. Eastern Time to discuss fourth quarter and 2006 fiscal year financial results.  Dialing 303-262-2158 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through March 14th, 2007 and may be accessed by dialing 303-590-3000 and using the pass code 11085139#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website (www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, and government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide.  (http://www.bio-key.com)

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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